Exhibit 10.1

Consulting Agreement

THIS AGREEMENT is entered into and effective this 1st day of May, 2024 by and between 3D Systems Corporation, hereinafter referred to as “3D Systems”, and Andrew M. Johnson, hereinafter referred to as “Contractor”.

WHEREAS, 3D Systems hereby engages the Contractor to render executive transition consulting services to the Chief Executive Officer as directed by 3D Systems (collectively, the “Services”).

NOW, THEREFORE, the parties intending to be legally bound have entered into the following Agreement:

1. Contractor will perform Services for 3D Systems at such place(s) to which the parties have mutually agreed.

2. Contractor represents that it possesses the requisite expertise and technical ability to perform the Services.

3. Contractor will devote such time as is reasonably necessary to complete the Services on such timelines as mutually agreed-upon between the parties.

4. Compensation: 3D Systems shall pay Contractor at a rate of Two Hundred Fifty Dollars ($250) per working hour, which shall not exceed twenty (20) hours per week. Contractor shall present to 3D Systems invoices for Services rendered; 3D Systems shall pay all invoices within fifteen (15) days after the later of receipt of invoice and approval of the Services by 3D Systems, provided that other conditions to payment set forth in this Agreement are met. No payments will be made for services rendered by Contractor other than the Services unless such services are approved in writing by 3D Systems as amendments to this Agreement.

5. 3D Systems will pay for pre-approved travel costs and related expenses incurred on behalf of 3D Systems by Contractor so long as such travel costs are incurred pursuant to 3D Systems’ Travel Policy.

6. Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by 3D Systems to Contractor for Services under this agreement. On request, Contractor will provide 3D Systems with proof of timely payment. Contractor agrees to indemnify 3D Systems for any claims, costs, losses, fees, penalties, interest, or damages suffered by 3D Systems resulting from Contractor’s failure to comply with this provision.

7. The Contractor agrees to perform the Services hereunder solely as an independent contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship or employer and employee between the parties. The Contractor is not authorized to enter into or commit 3D Systems to any agreements, and the Contractor shall not represent itself as the agent or legal representative of 3D Systems.

Further, the Contractor shall not be entitled to participate in any of 3D Systems benefits, including without limitations any health or retirement plans. The Contractor shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

3D Systems shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Contractor or any other person consulted or employed by the Contractor in performing Services under this Agreement. All such costs shall be Contractor’s responsibility.

8. Upon receipt of itemized vouchers, expense account reports and supporting documents, submitted to 3D Systems in accordance with 3D Systems’ procedures then in effect, 3D Systems shall reimburse Contractor for all reasonable and necessary business expenses incurred ordinarily and necessarily by Contractor in connection with the performance of Contractor’s Services hereunder.

9. Contractor recognizes and agrees that Contractor will not, at any time, whether during or subsequent to the term of Contractor’s retention of services by the Company or any of its subsidiaries, unless specifically previously consented to in writing by the Chief Executive Officer of the Company, directly or indirectly use, divulge, disclose or communicate to any person, firm or corporation confidential information belonging to the Company or any of its subsidiaries or their business, as that term is defined in this Agreement. “Confidential Information” specifically includes: (a) the identities, buying habits or practices of the Company’s customers; (b) the Company’s advertising and marketing strategies, methods, research and related data; (c) the names of the Company’s vendors, resellers or suppliers; (d) the cost, type and quantity of materials and/or supplies ordered by the Company; (e) the prices at which the Company obtains or has obtained or sells or has sold its products or services; (f) the Company’s manufacturing, distribution and sales costs, methods and objectives; (g) technical information including machinery and equipment designs, drawings and specifications; (h) inventions; (i) pending patent applications; (j) product information including designs, drawings, specifications, methods of quality control and formulas or equations used in connection therewith; (k) “trade secrets” as such term is defined in S.C. Code Ann. § 39-8-10, et seq. or other similar applicable law of any other jurisdiction; and/or (l) customer lists, pricing lists, supplier lists or reseller lists. The parties hereto agree that the foregoing items of Confidential Information are important, material, and confidential, could constitute trade secret material, affect the successful conduct of the Company’s business, and its goodwill, and that a breach of any term of this Section is a material breach of this Agreement. Contractor understands that nothing contained in this Agreement is intended to, nor will this Agreement be enforced in a manner so as to infringe upon or restrict any rights (if applicable) afforded to Contractor under the National Labor Relations Act, including any rights related to protected concerted activity.

Notwithstanding the foregoing or any other provision of this Agreement, Contractor may disclose any Confidential Information if required pursuant to a subpoena or by law. Contractor understands he/she has the right to disclose trade secrets as provided below.

Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing:

a. Immunity – An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b. Use of Trade Secrets Information in Anti-Retaliation Lawsuit – An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret and under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10. Contractor agrees that all right, title and interest in and to any information and items made during the course of this Agreement and/or arising from the Services performed by Contractor, including without limitation, all inventions, designs, drawings, know-how, prototypes, developments, patents, copyrights, trademarks, or trade secrets, (hereinafter referred to as the “Work Product”) shall be and hereby are assigned to the Company as its sole and exclusive property. Upon the Company’s request Contractor agrees to assist the Company, at the Company’s expense, to obtain any patents, copyrights, or trademarks for the Work Product, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which the Company shall deem necessary to apply for and to assign or convey to the Company, its successors and assigns or nominees, the sole and exclusive right, title and interest in the Work Product. The fact that any Work Product is created by Contractor outside of the Company’s facilities or other than during Contractor’s working hours with the Company, shall not diminish Company’s rights with respect to the Work Product.

11. At the termination of his engagement under this Agreement, Contractor will return to 3D Systems all drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine readable media) provided by 3D Systems to Contractor, and/or which Contractor made or acquired in the performance of his Services under this Agreement, and all copies of such information made by Contractor.

12. Contractor agrees that during the term of his engagement with 3D Systems, and for a period of one year after the termination thereof, Contractor will not, directly or indirectly, either for his/her own use, or for the benefit of any other person, firm or corporation, divert or take away, or attempt to divert or take away, call on or solicit, any of 3D Systems’ employees or customers.

13. The initial term of this Agreement shall be for a period beginning on May 1, 2024, and ending on December 31, 2024. The parties may extend such term upon mutual agreement.

14. Contractor’s obligations to 3D Systems under paragraphs 9 and 12 of this Agreement are continuing obligations, and they shall continue in effect beyond the terms of this Agreement, or any earlier termination.

15. If any provision of this Agreement is determined to be invalid or unenforceable, then, unless the intent of this Agreement would fail, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

16. The parties acknowledge that this Agreement constitutes a personal contract with Contractor. Contractor may not transfer or assign this Agreement, or any part thereof, without the prior written approval of 3D Systems.

17. This Agreement has been entered into in the State of South Carolina and all questions with regard to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of South Carolina.

18. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between the parties regarding the subject matter hereof. This Agreement may be amended only by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and first above written.

3D SYSTEMS CORPORATION		CONTRACTOR

By:	/s/ Jeffrey A. Graves	/s/ Andrew M. Johnson
Name:	Jeffrey A. Graves	Andrew M. Johnson
Title:	President and Chief Executive Officer